Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Grant Griswold
Vice President, MidFirst Bank
July 1, 2016		Director of Media Relations
405-767-7459
grant.griswold@midfirst.com

Jason P. DiNapoli
President and Chief Executive
Officer, 1st Century Bank,
a division of MidFirst Bank
310-270-9500
jdinapoli@1cbank.com

Midland Financial Co. and 1st Century Bancshares, Inc.

Complete Merger Transaction

OKLAHOMA CITY and LOS ANGELES – Midland Financial Co. (“Midland”), the holding company for MidFirst Bank, announced the completion of the acquisition of 1st Century Bancshares, Inc. (NASDAQ: FCTY) (“1st Century”), the former holding company for 1st Century Bank. Following the acquisition, Midland will continue to operate the 1st Century Bank brand as a division of MidFirst Bank and all of 1st Century Bank’s West Los Angeles offices will remain in operation.

“This merger provides us a strong presence in Los Angeles, and aligns us with an experienced and respected team of bankers who share the same exceptional commitment to service that has been vital to our success,” said Jeff Records, MidFirst Bank President and Chief Executive Officer. “The entire MidFirst Bank team is looking forward to partnering with 1st Century Bank to pursue a shared vision for long-term growth in the Los Angeles market.”

Alan Rothenberg, former Chairman of 1st Century and current Chairman of 1st Century Bank, a division of MidFirst Bank said, “MidFirst Bank is a great partner for us and will provide the financial strength and additional resources needed to continue growing the 1st Century Bank brand. With the support of MidFirst Bank, we are well positioned to become the preferred bank in the West Los Angeles market in the years ahead.”

Jason DiNapoli, former Chief Operating Officer of 1st Century and current President and Chief Executive Officer of 1st Century Bank, a division of MidFirst Bank, added, “As a result of the merger, 1st Century Bank will be able to offer our clients a broader selection of products and services and a larger borrowing capacity. Best of all, our customers can expect the same superior level of service provided by the same relationship management teams they have come to trust as valued partners in their business. By combining the resources of a larger bank with the high-touch service that made 1st Century Bank one of the fastest growing banks in West Los Angeles over the past decade, we will significantly enhance the banking experience we provide to our customers.”

Pursuant to the merger agreement, each share of common stock of 1st Century Bancshares that was outstanding immediately prior to the effective time was converted into the right to receive $11.22 in cash, without interest, less any applicable withholding or transfer taxes.

Advisors

MidFirst Bank was advised in this transaction by Macquarie Capital as financial advisor and Covington & Burling LLP as legal counsel. 1st Century was advised in this transaction by Sandler O’Neill & Partners, LP as financial advisor and by Sullivan & Cromwell LLP and Richards, Layton & Finger, P.A. as legal counsel.

About MidFirst Bank

Headquartered in Oklahoma City, MidFirst Bank is one of the nation's largest privately held banks, serving more than 625,000 customers as of March 31, 2016. The merger of MidFirst Bank and 1st Century Bank will result in a combined company with assets of more than $12 billion. MidFirst Bank has received IDC's highest possible bank safety rating for 24 consecutive quarters, placing it in the top five percent of all U.S. financial institutions. MidFirst Bank has 80 full-service banking centers in Oklahoma, Arizona and Colorado, and commercial lending offices in Atlanta, Chicago, Dallas, Houston, New York and Southern California. MidFirst Bank maintains a website at www.midfirst.com.

About 1st Century Bank, a Division of MidFirst Bank

1st Century Bank, a division of MidFirst Bank, is headquartered in the Century City area of Los Angeles, California, with a full service business banking center in Century City, and relationship offices in Santa Monica and Beverly Hills. 1st Century Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank. 1st Century Bank maintains a website at www.1cbank.com.